Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT (the “Agreement”) is made as of the 17 day of June, 2015 (the “Effective Date”), between Giumarra Farms, Inc., a California corporation (“Giumarra Farms”), Giumarra Brothers Fruit, LLC, a California limited liability company (“Giumarra Fruit”, together with Giumarra Farms, collectively the “Seller”), and Gladstone Land Corporation, a Maryland corporation, or its designee (the “Purchaser”).

WHEREAS, Seller has agreed to sell and Purchaser has agreed to purchase the Property (as hereinafter defined);

NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

“Closing Date” shall mean the last day of the Inspection Period. If Purchaser extends the Inspection Period by 15 days as set forth below, the Closing Date shall be extended by a corresponding number of days.

“Contracts” shall mean, collectively, any and all service, maintenance, management or other contracts or agreements with third parties relating to or affecting the Property.

“Due Diligence Materials” shall mean those materials and information more particularly described on Exhibit B attached hereto and incorporated by reference herein.

“Earnest Money” shall mean the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00), together with all interest accrued thereon.

“GAP” shall mean good agricultural practices.

“Government Payments” shall mean all federal, state and local government payments, benefits and entitlements associated with or applicable to the Property or any crops grown thereon, including without limitation any applicable direct payments or counter-cyclical payments under the Farm Security and Rural Investment Act of 2002, as amended.

“Inspection Period” shall mean the period beginning on the Effective Date and ending at 5:00 p.m. local time at the Property on the date which is sixty (60) days after the Effective Date. Purchaser may extend the Inspection Period by fifteen (15) additional days by written notice to Seller prior to expiration of the initial Inspection Period.

“Improvements” shall mean all buildings, structures, gates, fences, roads, levees, ditches, grain bins, silos, appurtenances or other facilities currently existing on the Property, including without limitation all Irrigation Equipment, which are affixed to the Land and not removable on a regular basis.

“Irrigation Equipment” shall mean all below ground, surface and above ground irrigation equipment at the Property owned by Seller, including without limitation water wells, pumps, casings, risers, above and below ground pipes and pipelines, culverts, overhead irrigation equipment, drip irrigation equipment, and pivot irrigation equipment, and all related power units, as applicable. Notwithstanding the foregoing, above ground irrigation pipelines which are not permanently affixed to the Land and which are moved according to crops grown shall not be a part of the Irrigation Equipment. All the Irrigation Equipment shall be deemed to be part of the Improvements to be conveyed to Purchaser.

“Land” shall mean that certain real property consisting of three (3) ranches totaling 841.07 gross acres in Arvin, California with the APNs 189-290-15, 189-290-16, 189-290-20, 189-290-33, 189-290-39, 189-340-10, 189-340-13, 189-240-37, and 189-280-01, together with all rights, easements, hereditaments and appurtenances thereunto belonging.

“Property” shall mean the Land and Improvements, specifically including without limitation all Water Rights.

“Purchase Price” shall mean the total amount of Eighteen Million Nine Hundred Twenty Two Thousand Five Hundred and No/100 Dollars ($18,922,500.00), subject to adjustment as set forth in this Agreement.

“Purchaser’s Address” shall mean:

Gladstone Land Corporation

Attention: Bill Reiman

1521 Westbranch Drive, Suite 100

McLean, VA 22102

(805) 263-4778 (T)

(703) 287-5915 (F)

Email:  bill.r@gladstoneland.com

With copy to:

Bass Berry & Sims PLC

Attention: Robert P. McDaniel, Jr.

100 Peabody Place, Suite 900

Memphis, TN 38103

(901) 543-5943 (T)

(888) 765-6437 (F)

Email:  rmcdaniel@bassberry.com

“Seller’s Address” shall mean:

Giumarra Brothers Ranches, LLC,

Giumarra Farms, Inc., and

Giumarra Brothers Fruit, LLC

Attn: John Giumarra, Jr.

PO Box 1969

Bakersfield, CA

661-395-7100 (T)

Email:  john@grapeking.com

“Title Company” shall mean: Chicago Title Insurance Company, Attn: Melody Rochelle, 5516 Falmouth St., Ste. 200, Richmond, VA 23230.

“Water Rights” shall mean all rights to use wells and other water sources that exist on the Effective Date that benefit or are appurtenant to the Property and that may be reasonably necessary to conduct farming operations at the Property as currently conducted and in accordance with GAP.

2. Property. Seller hereby agrees to sell and Purchaser, or its designee, hereby agrees to purchase, the Property from the Seller in its existing condition, “AS IS”, “WHERE IS”, “WITH ALL FAULTS” except as otherwise expressly set forth herein. Without limiting the foregoing, during the Inspection Period, Purchaser and Seller shall use their best efforts to negotiate a lease (by and between Purchaser as landlord and seller as tenant) for certain residential buildings located on the Property, for a term of twelve (12) months commencing at Closing, and otherwise on terms and conditions reasonably acceptable to each of Purchaser and Seller (the “Residential Building Lease”).

3. Earnest Money. Within three (3) business days after the later of (x) the Effective Date or (y) the date of full execution of this Agreement by both Seller and Purchaser, Purchaser shall deposit the Earnest Money with the Title Company by wire transfer or certified or cashier’s check. Said Earnest Money shall be refundable to Purchaser in accordance with this Agreement.

4. Purchase Price. At the Closing, defined below, all Earnest Money shall be applied to the Purchase Price, and the balance of the Purchase Price, subject to adjustments for credits and debits as set forth in this Agreement, shall be paid in good funds by wire transfer.

5. Inspection Period; Refund of Earnest Money; Due Diligence Materials.

(a) Purchaser shall have until the expiration of the Inspection Period to make such determinations with respect to the Property as Purchaser deems appropriate and to elect to either continue or terminate this Agreement, in Purchaser’s sole and absolute discretion, for any reason or no reason. Purchaser may terminate this Agreement, and receive a full refund of the Earnest Money, less $10.00 to be retained by Seller as consideration for entering into this Agreement, by delivering written termination notice to Seller at any time prior to expiration of the Inspection Period. If Purchaser does not so terminate this Agreement, the Earnest Money shall thereafter be refundable to Purchaser only as expressly otherwise set forth in this Agreement, and this Agreement shall remain in effect.

(b) Within ten (10) days after the Effective Date, Seller shall deliver to Purchaser at Seller’s sole expense the Due Diligence Materials. For each day of Seller’s delay in delivering all of the Due Diligence Materials beyond ten (10) days after the Effective Date, the Inspection Period and Closing Date shall (at Purchaser’s option) may be extended by one (1) day. Seller shall also promptly provide any other documents or information in Seller’s possession or control relating to the Property or any Contract that is reasonably requested by Purchaser.

6. Costs and Prorations.

(a) Purchaser shall pay the costs of any Survey obtained by Purchaser pursuant to Section 9 hereof, the costs of any Phase I environmental report obtained by Purchaser, fifty percent (50%) of all transfer taxes, document stamps and recording costs applicable to the deed of transfer, fifty percent (50%) of the premium for Purchaser’s Title Policy, defined below, and fifty percent (50%) of any costs of production of the title search or abstract for the Property. Seller shall pay for the preparation of the deed of transfer, fifty percent (50%) of all transfer taxes, document stamps and recording costs applicable to the deed of transfer, fifty percent (50%) of the premium for Purchaser’s Title Policy, defined below, and fifty percent (50%) of any costs of production of the title search or abstract for the Property. Purchaser shall pay all expenses incident to any financing obtained for the purchase of the Property. All other closing costs shall be borne in accordance with the custom in Kern County, California. Notwithstanding the foregoing or anything herein to the contrary, the parties acknowledge and agree that the Seller shall be obligated to pay all taxes, utilities and expenses relating to the properties which are the subject of the Residential Lease during the term of such lease(s).

(b) The following shall be prorated between the parties as of the Closing Date: (i) ad valorem property taxes constituting a lien against the Property for the year in which the Closing occurs and all other unpaid assessments with respect thereto, and (ii) any rents and other tenant charges, utilities, and operating expenses for the Property for the calendar month (or other applicable period if such rents or other tenant charges are not paid monthly) in which Closing occurs. In the event such proration is based upon a previous year’s taxes or assessment, after Closing, at such time as any of the taxes or assessments are capable of exact determination, the party having the information permitting the exact determination shall send to the other party a detailed report of the exact determination so made. Within thirty (30) days after both Seller and Purchaser shall have received such report, Seller and Purchaser shall adjust the amounts apportioned pursuant to the estimates made at Closing to reflect the exact determinations contained in the report, and Seller or Purchaser, as the case may be, shall pay to the other whatever amount shall be necessary to compensate for the difference.

7. Conditions Precedent To Purchaser’s Obligations. Seller acknowledges that as a condition precedent to Purchaser’s obligations hereunder, the following shall occur on or before the Closing Date (or any earlier date indicated below), any of which conditions may be waived by Purchaser in its sole discretion:

(a) Purchaser shall have received, at Purchaser’s expense, a current Phase I environmental assessment satisfactory to Purchaser prepared by a competent licensed environmental engineer satisfactory to Purchaser that does not recommend a Phase II environmental assessment and reflecting that there are no hazardous wastes, hazardous materials or fuel (or other storage) tanks located above, on or below the surface of the Property, and that the Property is in compliance with all applicable environmental laws, ordinances, rules and regulations.

(b) No later than five (5) business days prior to the Closing Date, Purchaser shall have entered into a lease with a new tenant for the Property, in form and substance acceptable to Purchaser.

(c) No later than five (5) business days prior to the Closing Date, Seller shall have entered into a sublease, to be effective as of the Closing Date and to be subordinate to and subject to the terms of Residential Lease, with the current occupant of each residential site on the Property which is acceptable to Purchaser in its discretion.

(d) The Title Company shall be irrevocably committed to issue upon Closing a 2006 ALTA Owner’s Policy of Title Insurance (the “Title Policy”), as evidenced by a “marked up” Title Commitment, defined below, insuring Purchaser as owner of fee simple title to the Property, subject only to Permitted Exceptions (defined below), in the amount of the Purchase Price, and containing such endorsements as Purchaser shall have requested.

(e) Each and every representation and warranty of Seller set forth in Section 11 shall be true and correct in all material respects, and Seller shall not be in default under any of its other obligations under this Agreement, as of Closing.

8. Closing; Deed.

(a) Subject to all preconditions set forth herein, the closing or settlement (“Closing”) of the transaction contemplated hereby, unless terminated in accordance with this Agreement or as otherwise agreed upon by Purchaser and Seller, shall be held via the mails, through the Title Company at 10:00 a.m. on the Closing Date or such other place and time as the parties may agree in writing.

(b) At Closing, Seller shall convey to Purchaser good, marketable and insurable title to the Property by grant deed acceptable to Purchaser and the Title Company (the “Deed”), subject to (i) standard exceptions for real property taxes not yet due and payable, (ii) any other matters which are waived by, or acceptable to, Purchaser pursuant to Section 10 below (the “Permitted Exceptions”), and (iii) a reservation of subsurface mineral rights by Seller (without right of surface access) in form and substance to be agreed upon by the parties prior to the expiration of the Inspection Period. The Land description in the Deed shall be the property description from Seller’s vesting deed(s); provided, that if Purchaser obtains a Survey of the Property, Seller also agrees to execute and deliver a recordable Quit Claim Deed to Purchaser at Closing using the Survey description.

9. Survey. During the Inspection Period, Purchaser, at Purchaser’s expense, may cause a survey of the Property to be prepared by a surveyor selected by Purchaser (“Survey”).

10. Title. During the Inspection Period, Purchaser shall procure a title insurance commitment in the amount of the Purchase Price covering the Property issued by the Title Company (the “Title Commitment”) and furnish a copy thereof to Seller. Purchaser shall have forty five (45) days after the Effective Date to object to any matters shown on the Title Commitment or Survey by written notice to Seller (“Title Objection Notice”). Purchaser may also object to any new matters thereafter revealed by a title update by subsequent Title Objection Notice to Seller. Within five (5) business days after receipt of Purchaser’s Title Objection

Notice, Seller shall either (i) deliver written notice to Purchaser of any title or Survey objections which Seller elects not to cure, or (ii) cure or satisfy such objections (or commence to cure or satisfy such objections as long as Seller reasonably believes such objections may be cured or satisfied at least two (2) business days prior to Closing). In the event that Seller does not deliver written notice to Purchaser of any title or Survey objections which Seller elects not to cure within such five (5) day period, Seller shall be deemed to have elected to cure all such objections. Within five (5) business days after receipt of Seller’s written notification that Seller elects not to cure a title or Survey objection, Purchaser may terminate this Agreement and receive a full refund of the Earnest Money by delivering written notice thereof to Seller. If Purchaser does not so terminate this Agreement, then any such title or Survey objection which Seller elects not to cure shall be deemed waived by Purchaser and shall be an additional Permitted Exception. If any objection which Seller elects to cure is not satisfied by Seller at least two (2) business days before the scheduled date of Closing, Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be returned to Purchaser and neither party shall have any further rights, obligations or duties under this Agreement. If Seller does cure or satisfy the objections at least two (2) business days prior to Closing, then this Agreement shall continue in effect. Any exception to or defect in title which Purchaser shall elect to waive, or which is otherwise acceptable to Purchaser, shall be deemed an additional Permitted Exception to title at Closing. Seller covenants and agrees not to alter or encumber in any way Seller’s title to the Property after the date hereof. Notwithstanding anything in this Agreement to the contrary, Seller shall cause any deed of trust, mortgage, deed to secure debt, judgment or other lien for a liquidated sum encumbering the Property to be released at or before Closing.

11. Seller’s Representations and Warranties. As of the date hereof and as of the Closing Date (as evidenced by Seller’s downdate certificate to be provided at Closing), Seller represents, warrants and covenants to Purchaser that:

(a) Other than the Seller (and certain employees of Seller occupying the residences on the Property), there are no parties in possession of any portion of the Property as lessees, and no other party has been granted an oral or written license, lease, option, purchase agreement or other right pertaining to the use, purchase or possession of any portion of the Property, and at Closing and there will be no party in possession of any portion of the Property as lessee (or otherwise), other than Seller under the Residential Lease.

(b) There are no written leases, lease agreements, occupancy agreements, or other agreements by and between Seller and its employees or any other party for the current occupancy of certain of the residential sites on the Property).

(c) The Seller has not received notice of any default (nor is there any default) under any note or deed of trust related to or secured by the Property. The execution and delivery of this Agreement, the consummation of the transaction herein contemplated and the compliance with the terms and provisions hereof will not conflict with or (with or without notice or the passage of time or both) result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, loan agreement or instrument to which the Seller is a party or by which the Seller or the Property is bound, any applicable regulation or any judgment, order or decree of any court having jurisdiction over the Seller or the Property.

(d) The Seller has not received any notice, nor is the Seller aware, of any violation of any ordinance, regulation, law, statute, rule or restriction relating to the Property.

(e) There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any applicable debtor relief laws or any other litigation contemplated by or pending or threatened against the Seller or the Property.

(f) Each Seller entity has been duly organized and is validly existing under the laws of the State of California. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of each Seller entity is authorized to do so. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms. No other signatures or approvals are required to make this Agreement fully enforceable by the Purchaser with respect to the Seller or the Property. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms.

(g) The Seller has and will convey to the Purchaser good, marketable and indefeasible title in fee simple to the Property, subject only to the Permitted Exceptions.

(h) There is no pending or threatened condemnation or similar proceeding or assessment affecting the Property or any part thereof, nor to the knowledge of the Seller is any such proceeding or assessment contemplated by any governmental authority. There will be no claim against the Property or Purchaser for or on account of work done, materials furnished, and utilities supplied to the Property prior to the Closing Date. To Seller’s knowledge, there are no public plans or proposals for changes in road grade, access, or other municipal improvements which would adversely affect the Property or result in any assessment; and no ordinance authorizing improvements, the cost of which might be assessed against Purchaser or the Property, is pending.

(i) Except as disclosed in the Due Diligence Materials, no Improvements on the Land are located is within the area determined to be within any flood hazard areas, including the 100-year flood plain on the Flood Insurance Rate Map published by the Federal Emergency Management Agency and/or by the United States Army Corps of Engineers and/or Kern County and/or the State of California.

(j) Seller has not entered into any agreement to dispose of its interest in the Property or any part thereof, except for this Agreement.

(k) Seller is not a party to any litigation which is still pending, and knows of no threatened litigation, affecting or relating to the Property.

(l) Neither the Seller, nor to Seller’s knowledge, any other party has ever caused or permitted any “hazardous material” (as hereinafter defined) to be placed, held, located,

or disposed of on, under, or at the Property or any part thereof in forms or concentrations which violate applicable laws and regulations, and, to Seller’s knowledge, neither the Property nor any part thereof has ever been used as a dump or storage site (whether permanent or temporary) for any hazardous material. As used herein, “hazardous material” means and includes any hazardous, toxic, or dangerous waste, substance, or material defined as such in, or for purposes of, the Comprehensive Environmental Response, Compensation Liability Act (42 U.S.C. Section 9601, et seq., as amended) or any other “super fund” or “super lien” law or any other Federal, State, or local statute, or law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability for standards of conduct concerning any substance or material, as presently in effect. The Property does not currently contain any underground or above ground storage tanks and any storage tanks previously located on the Property (whether above ground or below ground) have been removed in accordance with the requirements of all applicable laws with “clean closure” or “no further action” letter(s), or comparable letters, issued by the State of California in connection therewith. Without limiting the other provisions of this Section 11(k), there has never been any release or spill of oil, fuel or any other substance stored in storage tanks of any kind on the Property.

Seller hereby indemnifies and holds harmless Purchaser from and against any and all loss, expense (including without limitation reasonable attorney fees), liability, cost, claim, demand, action, cause of action and suit arising out of or in any way related to any breach of any representation, warranty, covenant or agreement of Seller in this Agreement.

12. Broker and Broker’s Commission; Consulting Fee. Purchaser and Seller acknowledge that Morgan Houchin of Tech AG Financial Group (“Seller’s Broker”) is acting as the broker in connection with this agreement, and the Seller will be responsible for any commission paid to Seller’s Broker. Purchaser and Seller each represent and warrant to the other that, except with respect to Seller’s Broker as set forth above, such party has not incurred an obligation to any other broker or agent in connection with the transaction contemplated hereby. Each party hereby covenants and agrees to defend, indemnify and hold harmless the other party against and from any and all loss, expense, liability, cost, claim, demand, damage, action, cause of action and suit arising out of or in any manner relating to the alleged employment or use by any other party of any real estate broker or agent in connection with this transaction. The provisions of this Subsection shall survive the Closing of this transaction.

13. Survey and Inspection. Purchaser and Purchaser’s agents, employees and independent contractors shall have the right and privilege to enter upon the Property during the Inspection Period to survey and inspect the Property and to conduct soil borings, environmental assessment and toxic waste studies and other geological, engineering, water or landscaping tests or studies or building inspections, all at Purchaser’s sole cost and expense. Purchaser hereby covenants and agrees to indemnify and hold harmless Seller from any and all loss, liability, cost, claim, demand, damage, action, cause of action and suit arising out of or in any manner related to the exercise by Purchaser of Purchaser’s rights under this Section (but not the existence of any condition discovered in the course of Purchaser’s inspections and testing).

14. Eminent Domain. If, after the Effective Date and prior to Closing, Seller shall receive notice of the commencement or threatened commencement of eminent domain or other like proceedings against the Property or any portion thereof, Seller shall immediately notify Purchaser in writing, and Purchaser shall elect within thirty (30) days from and after such notice, by written notice to Seller, one of the following: (a) not to close the transaction contemplated hereby, in which event all Earnest Money shall be refunded to Purchaser and this Agreement shall be void and of no further force and effect; or (b) to close the purchase of the Property contemplated hereby in accordance with its terms but subject to such proceedings, in which event the Purchase Price shall remain the same and Seller shall transfer and assign to Purchaser at Closing all condemnation proceeds and rights to additional condemnation proceeds, if any. If Purchaser elects to purchase after receipt of such a notice, all actions taken by Seller with regard to such eminent domain proceedings, including but not limited to, negotiations, litigation, settlement, appraisals and appeals, shall be subject to the approval of Purchaser, which approval shall not be unreasonably withheld. If Purchaser does not make such election within the aforesaid time period, Purchaser shall be deemed to have elected to close the transactions contemplated hereby in accordance with clause (b) above.

15. Property Damage. If, after the Effective Date and prior to Closing, the Property shall suffer significant damage as the result of fire or other casualty, Seller shall immediately notify Purchaser in writing. In the event said damage results in damage of the improvements situated on the Property in the amount of Ten Thousand and No/100 Dollars ($10,000.00) or greater, Purchaser shall have the right to elect within fifteen (15) days from and after such notice, by written notice, one of the following: (a) not to close the transaction contemplated hereby, in which event all Earnest Money shall be refunded to Purchaser and this Agreement shall be void and of no further force and effect; or (b) to close the purchase of the Property contemplated hereby in accordance with its terms but subject to such damage, in which event the Purchase Price shall remain the same and Seller shall transfer and assign to Purchaser at Closing all insurance proceeds received or to be received as a result of such damage, and Purchaser shall receive a credit against the Purchase Price for any insurance deductible or uninsured loss. If Purchaser does not make such election within the aforesaid time period, Purchaser shall be deemed to have elected to close the transactions contemplated hereby in accordance with clause (b) above. In the event less than Ten Thousand and No/100 Dollars ($10,000.00) of damage to the improvements situated on the Property exists, this Agreement shall remain in full force and effect, but, at Closing, Seller shall transfer and assign to Purchaser all insurance proceeds received or to be received as a result of such damage, and Purchaser shall receive a credit against the Purchase Price for any insurance deductible or uninsured loss.

16. Condition of Property. Subsequent to the Effective Date and prior to Closing, Seller shall maintain the Property in accordance with its past practices and ordinary maintenance, but shall not be required to provide any extraordinary maintenance.

17. Operations. After the Effective Date and prior to the Closing Date, Seller shall neither enter into any new, nor terminate, modify, extend, amend or renew any existing, lease or service, management, maintenance, repair, employment, union, construction, leasing or other contract or agreement affecting the Property (each, a “New Agreement”) without providing at least five (5) business days prior notice (and opportunity to review and approve the New Agreement) to Purchaser. Purchaser shall have five (5) business days after Purchaser’s actual receipt (notwithstanding the notice provisions in Section 18 below) of a true, correct and complete copy of a New Agreement to approve the same. If Purchaser does not approve any such New Agreement that Seller will enter into prior to expiration of the Inspection Period, then Purchaser’s sole and exclusive remedy will be to terminate this Agreement by delivering written notice to Seller no later than five (5) business days after receiving the New Agreement, and in such event Purchaser shall receive a full refund of the Earnest Money. If Purchaser fails to terminate this Agreement as set forth in the preceding sentence, it shall be deemed to have approved the New Agreement that Seller will enter into prior to expiration of the Inspection Period in the form provided. Seller may not enter into New Agreement after expiration of the Inspection Period unless Purchaser has approved the same in writing. Seller shall cause any Contracts which Purchaser elects in its discretion not to assume to be cancelled at or before Closing.

18. Notice. Notices provided for in this Agreement must be (i) delivered personally, (ii) sent by registered or certified mail, postage prepaid, return receipt requested, (iii) sent via a reputable express courier, (iv) sent by facsimile during normal business hours with a confirmation copy delivered by another method permitted by this Section other than electronic mail, or (v) sent by electronic mail during normal business hours with a confirmation copy delivered by another method permitted by this Section other than facsimile, addressed as set forth below. Notice sent by U.S. mail is deemed delivered three days after deposit with the U.S. Postal Service. Notice sent by a reputable express carrier is deemed received on the day receipted for by the express carrier or its agent. Notice sent via facsimile is deemed delivered upon the transmission to the phone number designated as the recipient’s facsimile phone number below. Notice sent via electronic mail is deemed delivered upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address set forth below. The addresses of the parties to which notices are to be sent shall be Purchaser’s Address or Seller’s Address, as applicable, as set forth in Section 1 above. Any party shall have the right from time to time to change the address to which notices to it shall be sent to another address, and to specify two additional addresses to which copies of notices to it shall be mailed, by giving to the other party at least ten (10) days prior notice of the changed address or additional addresses.

19. Remedies. If this transaction fails to close by reason of Purchaser’s wrongful failure to perform its obligations under this Agreement, the Earnest Money shall be retained by Seller as liquidated damages the parties hereby acknowledging that Seller’s actual damages in such circumstances would be difficult, if not impossible, to determine. Seller expressly acknowledges and agrees that retention of the Earnest Money as provided for herein shall be Seller’s sole and exclusive remedy in the event of Purchaser’s failure to perform its obligations hereunder. If this transaction fails to close for any reason other than Purchaser’s wrongful failure to perform his obligations hereunder, including without limitation the failure of any condition precedent to Purchaser’s obligations herein, the Earnest Money shall promptly be refunded to Purchaser. In the event Seller fails or refuses to convey the Property in accordance with the terms hereof or otherwise fails to perform its obligations hereunder, Purchaser shall have the right to a refund of all Earnest Money, specific performance and all other rights and remedies available at law or in equity for Seller’s breach, all’ of which are reserved, cumulative, and nonexclusive. Seller waives the right to assert the defense of the lack of mutuality in any suit for specific performance instituted by Purchaser. Purchaser shall also be entitled to obtain its attorneys’ fees and costs in connection with enforcing its rights and remedies under this Agreement.

20. Time of Essence. Time is of the essence of this Agreement.

21. Closing Documents. At or prior to Closing, each party shall deliver to the other party appropriate evidence to establish the authority of such party to enter into and close the transaction contemplated hereby. Seller also shall execute and deliver to the Title Company at Closing, for it to hold in escrow pending Purchaser’s payment of the Purchase Price: (i) the Deed; (ii) a certificate with respect to Section 1445 of the Internal Revenue Code stating, among other things, that Seller is not a foreign corporation as defined in the Internal Revenue Code and I.R.S. Regulations; (iii) the General Assignment substantially in the form attached hereto as Exhibit C; (iv) the Residential Lease, (v) Seller’s representation and warranty downdate certificate under Section 11; and (vi) such other documents reasonably necessary or appropriate to complete and evidence the transaction contemplated hereby, as reasonably requested by the Purchaser or Title Company, including without limitation a standard title company owner’s affidavit.

22. Entire Agreement. This Agreement constitutes the entire agreement of the parties and may not be amended except by written instrument executed by Purchaser and Seller. All prior understandings and agreements between the parties are deemed merged herein.

23. Headings. The section headings are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof.

24. Possession. Seller shall deliver actual possession of the Property at Closing.

25. Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

26. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns as the case may be, and Purchaser shall have the right to assign its rights hereunder and thereafter be released from any further liability hereunder.

27. Surviving Clauses. The provisions of this Agreement relating to tax prorations after Closing, Purchaser’s indemnification with respect to its entering upon the Property prior to Closing, Seller’s representations, covenants, warranties and indemnity agreement in Section 11, Seller’s agreement to cooperate with a Rule 3-14 audit, Seller’s covenant not to encumber the Property subsequent to the date hereof, the mutual covenants of Seller and Purchaser to indemnify each other, as the case may be, as set forth in Section 12, shall not merge into the Deed but instead shall survive any Closing pursuant to this Agreement. Except as set forth in the preceding sentence or as otherwise expressly set forth herein, no other provision of this Agreement shall survive the Closing of this transaction.

28. Tax Deferred Exchange. Purchaser may structure the sale of the Property as a like kind exchange under Internal Revenue Code Section 1031, at Purchaser’s sole cost and expense. Seller shall reasonably cooperate therein, provided that Seller shall incur no material costs, expenses or liabilities in connection with Purchaser’s exchange and Seller shall not be required to take title to or contract for purchase of any other property. If Purchaser uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of Purchaser hereunder shall not relieve, release or absolve Purchaser of its obligations to Seller hereunder. Purchaser shall reimburse Seller for all reasonable out-of-pocket expenses, if any, incurred by Seller in effectuating Purchaser’s exchange.

29. Non-Solicitation. From and after the Effective Date, Seller shall not market the Property for sale, or solicit or accept any back-up offers with respect to the sale of the Property.

30. Rule 3-14 Audit. Seller agrees to reasonably cooperate, at no cost or expense to Seller, with Purchaser in connection with any Rule 3-14 audit that Purchaser may conduct with respect to the Property within one year after the Closing Date.

31. Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. Unless otherwise specified, the last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Property is located.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

PURCHASER:

GLADSTONE LAND CORPORATION, a Maryland corporation

By:	/s/ David Gladstone

Name:	David Gladstone

Title:	Chairman

SELLER:

GIUMARRA FARMS, INC., a California corporation

By:	/s/ John Giumarra

Name:	John Giumarra

Title:	President

GIUMARRA BROTHERS FRUIT, LLC, a California limited liability company

By:	/s/ John Giumarra

Name:	John Giumarra

Title:	Managing Director

EXHIBIT A

INTENTIONALLY DELETED

EXHIBIT B

DUE DILIGENCE MATERIALS

(a) Intentionally Deleted;

(b) Plans, drawings, specifications and engineering and architectural studies and work (including “as built” plans and drawings, if any) with regard to the Property that are in Seller’s possession;

(c) Any appraisals and surveys of the Property obtained during the period during which Seller has owned the Property or otherwise in Seller’s possession;

(d) Copies of all correspondence in Seller’s possession relating to any Government Payments;

(e) Real estate tax bills and statements for the current year and the previous two (2) years with respect to the Property;

(f) Utility bills for the Property for the two (2) most recent complete calendar years and the current year-to-date;

(g) Copies of insurance certificates with respect to the Property;

(h) Copies of all of the Contracts and any amendments or proposed amendments thereto;

(i) Copies of any soil boring or other similar engineering reports with respect to the Property obtained during the period during which Seller has owned the Property;

(j) Any environmental assessment report or study with respect to the Property in Seller’s possession;

(k) Copies of any warranties relating to any Improvements (including without limitation Irrigation Equipment) included in the Property;

(l) Any information in Seller’s possession or control from any governmental agency or authority regarding the Property or adjacent properties;

(m) Copies of all notices and correspondence received from any governmental agency of authority regarding the Property or adjacent properties;

(n) Copies of all notices and correspondence received from third-parties claiming an interest or right in and to the Property, or any portion thereof; and

(o) Copies of all certificates, applications, permits or other documents related to or evidencing Water Rights associated with the Property or any portion thereof.

EXHIBIT C

GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT (this “Assignment”) is entered into as of the      of                     , 2015, between                                          (“Assignor”), whose address is                                         , and                                          (“Assignee”), a                                          whose address is                                         .

1. Purchase Agreement; Defined Terms. This Assignment is being executed and delivered pursuant to that certain Agreement of Purchase and Sale between                                         , and                                         , dated as of                     , 2015 (the “Purchase Agreement”). Any capitalized term used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

2. Assignment and Conveyance. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby bargains, sells, conveys, grants, transfers and assigns to Assignee the entire right, title and interest of Assignor in and to the following in accordance with the terms and conditions of the Purchase Agreement:

i.	All [Contracts not previously terminated at Assignee’s request];

ii.	All warranties, guarantees, bonds, licenses, building permits, certificates of occupancy, zoning certificates, and other governmental permits and licenses to and in connection with the construction, development, ownership, use, operation or maintenance of the Property or any part thereof, to the extent the same are assignable; and

iii.	All Water Rights.

3. [Assumption. Assignee hereby assumes the obligations of Assignor under the Contracts, in each and every case only to the extent first arising from and after the date hereof. Assignor shall promptly notify Assignee in writing if any claim is made against Assignor with respect to any matter which Assignee has agreed to assume in this Assignment, specifying the nature and details of such claim. Assignor shall cooperate fully with Assignee and its counsel and attorneys in the defense against such claim in accordance with their judgment and discretion, and Assignor shall not pay or settle any such claim without Assignee’s prior written consent. No person or entity, other than Assignor, shall be deemed a beneficiary of the provisions of this Section.]

4. [Indemnity. Assignee agrees to indemnify, defend and hold Assignor harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignor caused by the failure of Assignee to perform any obligation under the Contracts which obligation was assumed by Assignee hereunder. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignee caused by the failure of Assignor to perform any obligation under any of the Contracts first arising prior to the date hereof.]

5. Power and Authority. Assignor represents and warrants to Assignee that it is fully empowered and authorized to execute and deliver this Assignment, and the individual signing this Assignment on behalf of Assignor represents and warrants to Assignee that he or she is fully empowered and authorized to do so.

6. Attorneys’ Fees. If either Assignee or Assignor or their respective successors or assigns file suit to enforce the obligations of the other party under this Assignment, the prevailing party shall be entitled to recover the reasonable fees and expenses of its attorneys.

7. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

8. Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

9. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of California.

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment the day and year first above written.

ASSIGNOR

By:
Title:

ASSIGNEE